Exhibit 99.1

105 Carnegie Center Princeton, NJ 08540

CONTACT:	Ellen Gonda/Diana Drobiner, Brunswick Group, 212-333-3810 Don Ciaramella/Kim McDade, The Lippin Group/NY, 212-986-7080 Jim Downing, RCN Investor and Public Relations, (609) 734-3718

RCN LAUNCHES iT TELEVISION, A FREE CHANNEL OF ORIGINAL PROGRAMMING FOR ITS CUSTOMERS Channel Actively Seeks Viewer Feedback on Programming Content

PRINCETON, NJ/NEW YORK, NY –December 9, 2003 –RCN Corporation (Nasdaq: RCNC) today announced the launch of iT Television (iT Tv), which will premiere today on Channel 8 of RCN’s New York City system. iT Tv will be the first true “People’s Channel,” with a direct link to the Internet for customers to submit their feedback about the channel’s programming.

“What we have developed is the very first TV network shaped and driven by its viewers,”said RCN Chairman and CEO David C. McCourt. “We envision this network becoming the recognized home for producers of independent television, and are excited by the opportunity to exclusively premiere these programs with RCN customers.”

In November, RCN launched its new campaign to promote its unique brand, built around the slogan “Championing You, Challenging Them.” An important part of this message is working actively with customers to make sure iT Tv / RCN provides the entertainment they want to see. iT Tv’s feedback loop was designed with this in mind.

According to an October 28, 2003 report from the General Accounting office, programming costs have increased 34-48% since 2000, and cable television providers such as RCN have had to pass that cost on to its customer base. The iT Tv launch provides entertainment for RCN customers, and acknowledges the company’s empathy for its subscribers who have had to absorb the programming cost increases.

iT Tv offers RCN customers original programming content. Viewers may vote on the programming by logging onto the channel’s website, www.iTtvonline.com, to influence the program offering. The interactive website, an integral part of the channel, allows viewers to rank and review their favorite shows and to shape the future programming on iT Tv.

“RCN customers will not only receive a free channel with exclusive programming, but they also will directly impact the type of programming they see,” said PK Ramani, RCN’s General Manager in the New York market. “RCN is excited by the opportunity to premiere these programs for our customers- iT will be what they want to view.”

The channel will feature the following programming:

o	Children’s shows featuring animated programs from some of the world’s top animation houses including Granada Television, Decode Entertainment and Yoram Gross that have yet to air in the U.S.;

o	“Best of iT,” produced in partnership with Citysearch.com, will feature the “best of the best” that New York City offers. The show is for viewers who want to know about the best places for everything from a cup of coffee to a complete night on the town. The RCN studio bus will regularly visit city neighborhoods to develop this local content;

o	“Shoot iT,” showcasing short independent films and giving aspiring filmmakers the opportunity to present and talk about their work to an audience by submitting films through iT Tv’s website;

o	“It Rocks,”offering personal profiles of the artists who have shaped today’s pop music scene; and o “Ask David,” a program devoted to viewer feedback will allow RCN subscribers to field questions directly with company Chairman and CEO, David C. McCourt.

iT Tv will be rolled out to the RCN systems in Boston, Philadelphia, and Chicago over time. iT Tv is headquartered at RCN’s facilities in Manhattan.

About RCN

RCN Corporation is the nation’s first and largest facilities-based competitive provider of bundled phone, cable and high-speed Internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN has more than one million customer connections and provides services in the Boston, New York, Philadelphia, New Jersey, Chicago, San Francisco, Los Angeles and Washington D.C. metropolitan markets. RCN Entertainment (RCNE), a wholly-owned RCN subsidiary headquartered in New York City, creates, develops and produces quality television programming and feature films for the entire family.

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